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                                 EXHIBIT NO. 2.1

                            ASSET PURCHASE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

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               ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     This Asset Purchase Agreement And Plan of Reorganization ("Agreement") is made to be effective as of the 12th day of April, 1996, by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation and wholly owned subsidiary of UCI ("UCI of SC"), Doctor's Care, P.A., a South Carolina professional corporation ("Doctor's Care"), Martin L. Schlein, M.D., P.A., a South Carolina professional corporation ("Seller"), and Martin L.
Schlein, M.D. ("Schlein").

     INTRODUCTION. Seller owns and operates a medical practice located at 4501 East North Street Extension, Taylors, South Carolina 29687 ("Premises"). Schlein is the sole shareholder of Seller. UCI of SC owns and/or leases various medical-related facilities and equipment in South Carolina and has contracted with Doctor's Care to provide health care services at such facilities. Seller and/or Schlein desires to (i) transfer Seller's patient records to Doctor's Care
(ii) enter into an employment agreement between Doctor's Care and Schlein, and
(iii) transfer to UCI of SC as of 11:59 p.m. on April 12, 1996 (the "Effective Date") substantially all the assets of the Seller in exchange for certain shares of the voting common stock of UCI in a transaction the parties intend will qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, all upon the terms and conditions set forth herein.

     AGREEMENT. NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   SALE OF ASSETS TO UCI OF SC.

     1.1 Transfer of Assets. At the Closing (as defined below), for the consideration herein provided, Seller shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned, and delivered, to UCI of SC, and UCI of SC shall purchase and accept from Seller, all of Seller's right, title, and interest (as the case may be) in and to following assets (collectively "Assets"):

              1.1.1 All of the accounts receivable, cash (including cash received pursuant to Section 2.1 below), cash accounts, machinery, equipment, computer and telephone systems (including hardware and software), inventory, furniture, furnishings, office equipment, and related tangible personal property respecting Seller's business conducted in the Premises (the "Business"), including (without limitation) the items described in Exhibit A attached hereto.

              1.1.2 All of the goodwill, permits, licenses, computer software and related intangible personal property of the Business and certain equipment leases existing at the Closing (as defined below) which are specifically itemized in Exhibit B attached hereto. Seller shall be responsible for obtaining the necessary consents, if any, to assignment of such intangible assets. The parties hereto acknowledge and agree that UCI of SC shall not assume any equipment leases, personal property leases, real property leases, or any other liabilities of Seller or Schlein other than such leases set forth on Exhibit B attached hereto. As to the leases set forth on Exhibit B, UCI of SC hereby agrees to assume all obligations thereunder as of the Effective Date.

              1.1.3   All of the inventory of the Business, wherever located.

              1.1.4 All of Seller's repair and service contracts and warranties (which are acceptable to UCI of SC in its sole discretion) used or useful in the Business.

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     1.2 Method of Transfer. The transfer and sale of the Assets will be evidenced by appropriate Bills of Sale, assignments and other instruments executed and delivered by Seller and/or Schlein to UCI of SC and/or Doctor's Care at Closing (as defined below), as set forth in this Agreement.

     1.3 Not a Sale of Business. This transaction constitutes the sale of assets by Seller and not the sale of a business; provided, however, that anything contained in this Agreement to the contrary notwithstanding, it is the intent of the parties that UCI of SC purchase and acquire and Seller sell and transfer the complete operating process of the Business and all properties and interest necessary to operate the Business substantially as it is presently being operated.

     1.4 Possession. UCI of SC shall take, and Seller shall deliver, possession of the Assets at completion of Closing (as defined below) to be effective as of the Effective Date.

2.   TRANSFER OF SELLER'S PATIENT RECORDS TO DOCTOR'S CARE.

     2.1 Transfer of Patient Records. Immediately prior to the Closing (as defined below), for and in consideration of Nine Thousand One Hundred Twenty ($9,120.00) Dollars and no other consideration, Seller and Schlein shall transfer and deliver to Doctor's Care all of Schlein and Seller's right, title and interest in and to any medical records in their possession that were made in treating patients and all records transferred to Seller concerning prior treatment of any patient (the "Patient Records").

     2.2 Method of Transfer. The transfer of the Patient Records will be evidenced by an appropriate bill of sale substantially in the form attached hereto as Exhibit C, executed and delivered by Seller and Schlein to Doctor's Care immediately prior to the Closing (as defined below), as set forth in this Agreement.

     2.3 Notices. Seller shall cause any public notices to be filed in a timely manner and to otherwise comply with all requirements of the Physician's Patient Records Act or any other applicable law, regulation, rule or ordinance related to the transfer of the Patient Records.

     2.4 Possession. Doctor's Care shall pick up and take, and Seller shall relinquish, possession of the Patient Records at Closing (as defined below), to be effective as of the Effective Date.

3.   CONSIDERATION FOR ACQUISITIONS.

     3.1 Purchase Price. The purchase price ("Purchase Price") for the Assets to be acquired by UCI of SC shall be Four Hundred Ninety Thousand and No/100 ($490,000.00) Dollars, plus an amount equal to Twenty-Three Thousand Nine Hundred Twenty-Seven and 42/100 ($23,927.42) Dollars which represents thirty (30%) percent of the outstanding accounts receivable balance of Seller as of the close of business on April 9, 1996 as certified by Schlein as set forth in
Section 4.1 hereof. The Purchase Price shall be payable to Seller as follows:

              3.1.1 Common Stock. UCI shall issue to Seller certificate(s) representing in the aggregate One Hundred Twenty-Five Thousand One Hundred Eighty-Seven (125,187) shares of the voting common stock of UCI, $0.05 par value (the "Shares"). For purposes hereof, the price per share of the Shares is Three and One-Half (3.5) Dollars which is the closing ask price on the date immediately prior to the Effective Date. The Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable. The certificate evidencing the Shares shall bear a restrictive legend in substantially the following form:

              THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF

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              EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS
              THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

              Seller acknowledges that the Shares shall be "restricted stock" under the Federal securities laws (meaning that it was purchased other than through a registered public offering).

     3.1.2    Additional Payment.   UCI of SC shall pay to Seller as follows:

              (1) The sum of Six Thousand Three Hundred Fourteen and 68/100 ($6,314.68) Dollars shall be paid to Seller at Closing (as defined below).

              (2) The sum of Sixty-Nine Thousand Four Hundred Sixty-One and 53/100 ($69,461.53) Dollars, the balance of the Purchase Price, shall be due and payable in eleven (11) equal monthly installments, with the first payment due on or before May 12, 1996, pursuant to a promissory note substantially in the form attached hereto as Exhibit D (the "Note").

4.   CLOSING.

     4.1 Transactions Prior to Closing. At Closing, Seller shall deliver to UCI of SC, a report detailing the Seller's accounts receivable as of the close of business on April 9, 1996. Such report shall include the name of each debtor, amount owed, and date owed, as well as aggregate sum of the accounts receivable due Seller. At Closing (as defined below), Schlein shall deliver to UCI of SC a certificate stating that such report is accurate as of April 9, 1996, as set forth in Section 4.3.4 hereof. All amounts related to such accounts receivable which are collected by Seller and/or Schlein on or after April 10, 1996 shall be transferred to UCI of SC at Closing (as defined below) as an Asset purchased by UCI of SC hereunder.

     4.2 Closing Date. The closing of the sale and purchase of the Assets and related transactions ("Closing") shall take place on April 12, 1996, commencing at 2:00 p.m. (local time), at the offices of Merline & Thomas, P.A. located at 665 N. Academy Street, Greenville, South Carolina or such other time and place as may be mutually agreed upon in writing by the parties (alternatively "Closing"). In the event Closing set forth in this Section 4 is changed to a different date, all references in this Agreement to Closing shall be deemed to refer to the time and date agreed upon by the parties, in the manner set forth herein. The effective date for the transactions contemplated herein shall be April 12, 1996 (the "Effective Date").

     4.3.     Transactions at Closing.  At the Closing:

              4.3.1 Upon receipt of an investment letter in the form of Exhibit E attached hereto duly executed by Seller and Schlein, UCI shall issue to Seller a certificate evidencing the Shares pursuant to Section 3.1.1. If such certificate is not available at Closing, UCI will provide Seller with a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

              4.3.2 Seller and Schlein shall execute and deliver to UCI of SC or Doctor's Care, as applicable, the bills of sale, assignments, titles, certificates, and other documents, agreements and instruments, in form and substance required by this Agreement, as described in Section 4.4.

              4.3.3 UCI of SC and Doctor's Care shall execute and deliver to Seller and Schlein the documents, agreements and instruments in form and substance required by this Agreement, as described in Section 4.5.


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              4.3.4 Schlein shall execute and deliver to UCI of SC a
     certification of the accounts receivable report described in Section 4.1 hereof in the form of Exhibit F attached hereto (the "Accounts Receivable Certification").

              4.3.5 Schlein and Doctor's Care shall each execute and deliver to the other the employment agreement substantially in the form of Exhibit G attached hereto (the "Employment Agreement").

              4.3.6 All employees of Seller directly and primarily associated with the Business will cease to be employees of Seller, and Doctor's Care and/or UCI of SC may, subject to the exercise of Doctor's Care's and/or UCI of SC's sole discretion, offer immediately or thereafter to hire any or all of such persons. Doctor's Care and/or UCI of SC shall be entitled to hire only those employees of Seller which Doctor's Care and/or UCI of SC elects in its sole discretion to hire, and Doctor's Care and/or UCI of SC shall not assume any liability whatsoever to any employee of Seller not hired by Doctor's Care and/or UCI of SC. Seller will be responsible for paying and reporting all costs and liabilities, including but not limited to compensation, federal and state withholding taxes, federal and state unemployment taxes, all employee benefit costs, and worker's compensation claims incurred or accrued prior to the Effective Date. Notwithstanding the foregoing, as soon as possible after Closing, UCI of SC shall offer employment, in one of UCI of SC's Greenville, South Carolina locations, to Susan Bennett, Schlein's secretary; and to Kristal Ridenour, Schlein's receptionist, each upon the terms and conditions to be determined by UCI of SC in its sole discretion. Notwithstanding the foregoing, as soon as possible after Closing, UCI of SC shall offer employment, in UCI of SC's Pelham office located in Greenville, South Carolina, to Patsy Davis, Schlein's existing nurse, upon the terms and conditions to be determined by UCI of SC in its sole discretion.

              4.3.7 The Parties will take such other actions contemplated at Closing by this Agreement.

    4.4 Seller and Schlein's Documents. At Closing, Seller and Schlein shall deliver or cause to be delivered, at Seller's expense, the following duly executed, lawful and effective documents and instruments:

              4.4.1 A bill of sale for tangible personal property and fixtures composing portions of the Assets substantially in the form attached hereto as Exhibit H to UCI of SC.

              4.4.2 An assignment of intangible personal property composing portions of the Assets substantially in the form attached hereto as Exhibit I to UCI of SC.

              4.4.3 An Investment Letter substantially in the form attached hereto as Exhibit E to UCI.

              4.4.4 The Accounts Receivable Certification substantially in the form attached hereto as Exhibit F to UCI of SC.

              4.4.5 The Employment Agreement substantially in the form attached hereto as Exhibit G to Doctor's Care.

              4.4.6 Seller will deliver to UCI of SC copies of such duly filed UCC termination statements, mortgages or lien satisfactions and other documents, as are reasonably required by UCI of SC to evidence UCI of SC's clear, marketable and insurable title to the Assets.

              4.4.7 Copy of all current data, contracts and information for the Business.

              4.4.8 Certified Resolutions of the directors and shareholders of Seller authorizing the transaction contemplated herein.

     4.5 Documents of UCI, UCI of SC or Doctor's Care. At Closing UCI, Doctor's Care and/or UCI of SC, at their expense, shall deliver or cause to be delivered to Seller or Schlein (as the case may be) the following duly executed, lawful, and effective documents and instruments:

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              4.5.1 UCI will deliver a certificate evidencing the Shares, or if such certificate is not available, a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

              4.5.2 Doctor's Care will deliver the Employment Agreement substantially in the form attached hereto as Exhibit G.

              4.5.3 UCI of SC will deliver the Note substantially in the form attached hereto as Exhibit D.

              4.5.4 Certified Resolutions of the directors of UCI, UCI of SC, and Doctor's Care, respectively, authorizing the transaction contemplated herein.

     4.6 Conditions of Title. At Closing, the Assets shall be conveyed by appropriate instruments of conveyance free and clear of all claims, security interests, liens and encumbrances except personal property and ad valorem taxes for the year of Closing (which shall be prorated as provided in this Agreement), or leases which remain outstanding which have been assumed by UCI of SC.

     4.7      Transactions Subsequent to Closing.

              4.7.1 Employment Matters. Nothing contained herein shall be construed to create any liability for UCI, UCI of SC or Doctor's Care to present or past employees of Seller, or to the South Carolina Employment Security Commission or any other person or entity or regulatory agency for periods prior to the Effective Date.

              4.7.2 Confidentiality. Seller shall hold in confidence all documents and information concerning the Business and the Assets (except that Seller may, after reasonable notice to UCI of SC disclose such documents and information, or copies or summaries thereof, to any governmental authority reviewing the transactions contemplated hereby or as required in Seller's reasonable judgment pursuant to federal or state laws or court order).

              4.7.3 Taxes. Seller shall file such tax returns and reports and pay such taxes as are required for periods ending with the Effective Date.

              4.7.4 Creditors. Seller shall promptly pay all of Seller's valid liabilities and perform all of Seller's valid obligations which Seller has incurred in connection with the Assets or the operation of the Business.

              4.7.5 Miscellaneous Required Acts. The parties hereto shall take such other actions and comply with other obligations as are required after Closing under this Agreement or under documents ancillary hereto.

     4.8 Other Actions. The parties hereto agree that they will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, documents, instruments and assurances as may be reasonably required by the other party in order to carry out fully and to effectuate the transactions herein contemplated under, and in accordance with, the provisions of this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF SELLER AND SCHLEIN. Seller and Schlein hereby jointly and severally warrant, represent, and covenant as follows:

     5.1 Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Schlein is the sole shareholder and director of Seller. Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated


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hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of Seller and Schlein enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankrupt, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with any of the terms and conditions hereof, will result in the breach by Seller or Schlein of any of the terms or conditions of any contract, agreement, judgment or instrument, or to the best of their knowledge any law, to which Seller or Schlein is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, other contract, agreement, or instrument, or to the best of their knowledge any law.

     5.2 Compliance with Laws. To the best of Seller and Schlein's knowledge, Seller is in compliance with all laws, ordinances, and regulations that govern such Seller's ownership and present use of the Assets, the violation of which would have an adverse effect on the Assets or the Business. To the best of Seller and Schlein's knowledge, all of the Assets sold hereunder substantially comply with applicable environmental, zoning health, OSHA, consumer products, and fire safety regulations.

     5.3 Title to Assets. At Closing, Seller will have, and shall be entitled to convey, good, marketable and insurable title to the Assets and the condition of title as required by Section 4.5. At Closing, Seller will not be indebted to any contractor, laborer, mechanic, material man or any other person or entity for work, labor, materials or services in connection with the Assets for which any such person or entity could claim a lien against the Assets.

     5.4 Consents. No consent of any third party is required in connection with Seller's transfer and assignment of the Assets hereunder.

     5.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best of Seller's and/or Schlein's knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby or that relate to the Assets, or to the conduct of Business, including but not limited to condemnation or bankruptcy proceedings, which if adversely determined would have a material adverse effect upon Seller's and/or Schlein's ability to enter into this Agreement or perform its obligations hereunder or upon the use, enjoyment, or value of the Assets for UCI of SC and/or Doctor's Care.

     5.6 Insurance Coverage. Seller maintains policies of insurance covering the Assets in amounts and against such losses and risks as are customary for facilities such as the Business in their present usage, as well as general public liability "occurrence" coverage in the amount of $1,000,000 per occurrence and $1,000,000 in the aggregate, and same will be outstanding and duly in force through Closing.

     5.7 Normal Course. Seller shall have operated the Assets in the normal and ordinary course of business since at least January 1, 1994, and shall have paid or caused to be paid promptly when due all city, county and state ad valorem taxes and similar taxes and assessments and all utility charges and assessments imposed upon or assessed against the Assets prior to the Closing. Seller shall exercise its best efforts to preserve the goodwill of the employees, patients, suppliers and others having business relationships with the Business through Closing.

     5.8 Creditors, Solvency, and Bankruptcy. Seller and Schlein shall not hinder, delay, defraud, or avoid any obligation to any past, present or future creditor in the transactions contemplated by this Agreement. Seller is currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. Seller has not initiated, nor does it intend to initiate with respect to itself as debtor, has had initiated or expects to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

     5.9 Labor and Employee Benefit Matters. Seller is not a party to any agreement with any labor organization. Seller has not maintained or sponsored for any employee or former employee of Seller any fringe or benefit plans, including without limitation, any retirement, pension, profit sharing, thrift-savings, non-qualified deferred compensation, incentive compensation, stock bonus, stock option (qualified or non-


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qualified), cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), insurance, medical, welfare or vacation plans of any kind and any "employee benefit plan" (as defined in Section 3(3) of Title I of the Employment Retirement Income Security Act of
1974, as amended ("ERISA") or any voluntary employees' beneficiary association (as defined in Section 501(c) (9) of the Internal Revenue Code) or combination of the foregoing. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or any liability to the Pension Benefit Guaranty Corporation established under ERISA, nor has any tax been assessed against Seller for the alleged violation of the Internal Revenue Code with respect to the Business or its operation.

     5.10 Payables and Taxes. Seller will pay all accounts payable and taxes, assessments, and charges respecting the Assets incurring prior to the Effective Date within a reasonable amount of time following Closing and will protect the reputation of UCI of SC by promptly paying all the valid debts and obligations of Seller which have been incurred in connection with the operation of the Business prior to the Effective Date and which affect the Assets.

     5.11 Workers' Compensation. There are no worker compensation or similar claims or actions pending, or to the best of Seller and Schlein's knowledge threatened, and Seller and/or Schlein does not know of facts which would make such claims timely, by past or present employees of Seller.

     5.12 Status of Assets. The Assets sold hereunder constitute all of the assets of the Business and include all property, rights, and intangibles necessary for UCI of SC and/or Doctor's Care to operate after Closing a business similar to the Business as presently conducted. All material inventory systems, machinery, equipment, and other tangible property which are portions of the Assets are generally sound, in good repair, may be safely operated within all applicable standards or regulations in their present conditions, and are in merchantable condition. All material contracts, commitments, and similar rights which are portions of the Assets to the best of Schlein's and Seller's knowledge are valid, binding, enforceable, and without known default in violation of law. The information related to accounts receivable provided to UCI of SC is materially accurate, and to the best of Schlein's and Seller's knowledge, reflects valid, binding, and enforceable rights of the Business, which shall be lawfully transferred to UCI of SC hereunder.

     5.13 No Adverse Conditions. Except as previously disclosed in writing to UCI of SC, there are no material adverse conditions or circumstances that may interfere with the use and enjoyment of, or opportunity to resell or encumber, any of the Assets, or might otherwise impede UCI of SC's ability to operate a business similar to the Business utilizing the Assets.

     5.14 Brokerage. Neither Seller nor Schlein has dealt with any broker in connection with this transaction, and no brokerage commission nor claim thereof shall accrue or become payable to any person or entity respecting this transaction.

     5.15 Disclosures. To the best of Seller's and Schlein's knowledge, all information and data furnished by Seller and/or Schlein to UCI, UCI of SC or Doctor's Care with respect to the Assets and the Business will be materially true, correct, and complete, and not materially misleading.

     5.16 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of Seller and/or Schlein set forth in this Agreement shall be true as of the Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, as of the Effective Date, they shall be true as at the earlier date referenced.

6. REPRESENTATIONS AND WARRANTIES OF UCI, DOCTOR'S CARE AND UCI OF SC. UCI, Doctor's Care and UCI of SC hereby jointly and severally represent, warrant, and covenant as follows:

     6.1 Organization and Good Standing. UCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to carry on its


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businesses and to own and operate its properties and assets as presently owned and operated. UCI of SC is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. Doctor's Care is a professional association duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated.

     6.2 Authority of Buyer. UCI, Doctor's Care and UCI of SC each have taken all corporate action necessary to approve and authorize the execution of this Agreement, and to consummate the transactions contemplated hereby. Each of their respective representatives signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of UCI, Doctor's Care and UCI of SC, enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankrupt, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with any of the terms and conditions hereof, will result in the breach by UCI, UCI of SC, or Doctor's Care of any of the terms or conditions of any contract, agreement, judgment or instrument, or to the best of their knowledge any law, to which UCI, UCI of SC, or Doctor's Care is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, other contract, agreement, or instrument, or to the best of their knowledge any law.


     6.3 Brokerage. Neither UCI, Doctor's Care, nor UCI of SC has dealt with any broker in connection with this transaction, and no brokerage commission nor claim therefor shall accrue or become payable to any person or entity respecting this transaction.

     6.4 Consents. No consent of any third party is required in connection with the purchase and acceptance of the Assets from Seller hereunder.

     6.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best knowledge of UCI, Doctor's Care or UCI of SC, threatened that question the validity of this Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon their ability to enter into this Agreement or perform their respective obligations hereunder.

     6.6 Creditors, Solvency and Bankruptcy. UCI, Doctor's Care or UCI of SC shall not hinder, delay, defraud or avoid any obligations to any past, present or future creditor of UCI, Doctor's Care or UCI of SC respectively in the transactions contemplated by this Agreement. The above-mentioned parties are currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. UCI, Doctor's Care or UCI of SC do not intend to initiate with respect to themselves as debtors, nor do they expect to have initiated against themselves as debtors, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

     6.7 Rule 144(e) Requirements. Notwithstanding anything contained herein to the contrary, unless UCI goes private as described in Section 13(e) of the Securities Exchange Act of 1934, as amended, UCI shall comply with the public information requirements of Rule 144(e) promulgated under the Securities Act of 1933, as amended, so long as compliance with Rule 144(e) is required to effect a sale of the Shares under Rule 144. UCI hereby acknowledges that there is no present intention for UCI to go private as described in Section 13(e) of the Securities Exchange Act of 1934, as amended.

     6.8 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of UCI, Doctor's Care and UCI of SC set forth in this Agreement shall be true as of the Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, as of the Effective Date, they shall be true as at the earlier date referenced.

7.   CONDITIONS PRECEDENT.

     7.1 Conditions of UCI, UCI of SC and Doctor's Care. The obligations of UCI, UCI of SC and Doctor's Care hereunder shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at the Closing:

              7.1.1 Representation and Warranties. The representations and warranties of Seller and Schlein contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for changes specifically contemplated by this Agreement, on and as of the Effective Date as though such representations and warranties had been made as of the Effective Date.

              7.1.2 Deliveries. The release of documents which Seller is obligated to make under Section 4 shall have been made.

     7.2 Conditions of Seller and Schlein. The obligations of Seller and Schlein hereunder shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at the Closing:

              7.2.1 Representation and Warranties. The representations and warranties of UCI, UCI of SC, and Doctor's Care contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for changes specifically contemplated by this Agreement, on and as of the Effective Date as though such representations and warranties had been made as of the Effective Date.

              7.2.2 Deliveries. The release of documents which UCI, UCI of SC, and Doctor's Care is obligated to make under Section 4 shall have been made.

8.   COST AND EXPENSES.

     8.1 Transactional Cost. The parties hereto shall be responsible for their respective attorney's fees, accountants' fees, experts' fees, and other expenses incurred by them in connection with the negotiations and Closing of this transaction; provided however, in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the other party.

     8.2 Proration of Taxes and Charges. All personal property taxes, public utility charges and like charges (which are not terminated and paid as of Closing by Seller), if any, relating to the personal (tangible and intangible) property comprising the Assets shall be prorated as of the Effective Date, in accordance with regular accounting procedure. Settlement at Closing will be made on proration of estimates of such taxes and charges. If, as the result of such proration at Closing, a net balance is owed by Seller to UCI of SC, or visa versa, the amount thereof shall be paid to such party at or within thirty (30) days after receipt of the next succeeding payment notice.

              8.3 Sales Taxes. Seller shall be responsible for, and shall pay, all sales taxes, if any, applicable to the sale of the Assets as called for herein.

9.   INDEMNITY RIGHTS.

     9.1      General Indemnity.

              9.1.1. Seller and Schlein shall jointly and severally indemnify and hold UCI, Doctor's Care and UCI of SC and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and reasonable legal fees) asserted against or incurred by UCI, Doctor's Care or UCI of SC as a result of any breach by Seller and/or Schlein of any covenant, warranty, representation, or agreement, made by Seller and/or Schlein herein or in written agreements related hereto including but not limited to reasonable litigation expenses and reasonable legal fees that might be incurred because of such breach.

              9.1.2. UCI, UCI of SC, and Doctor's Care shall jointly and severally indemnify and hold Seller and Schlein and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and reasonable legal fees) asserted against or incurred by Seller or Schlein as a result of any breach by UCI, UCI of SC, and/or Doctor's Care of any covenant, warranty, representation, or agreement, made by UCI, UCI of SC, and/or Doctor's Care herein or in written agreements related hereto including but not limited to reasonable litigation expenses and reasonable legal fees that might be incurred because of such breach.

     9.2 Special Indemnities. Seller and Schlein shall jointly and severally indemnify and hold UCI, UCI of SC and Doctor's Care and their respective officers, directors, and agents harmless from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of action, or costs (including reasonable litigation expenses and reasonable legal fees) asserted against or incurred by UCI, Doctor's Care, or UCI of SC as a result of:

              9.2.1 Award or Settlement. Any lawsuit or similar claim against Seller and/or Schlein arising from events or conditions prior to the Effective Date.

              9.2.2 Title to Assets. Any challenge to: (a) Seller's title to the Assets, or (b) the transfer of such title and interest to the Assets to UCI of SC or Doctor's Care pursuant to the Agreement.

              9.2.3 Accounts Payable. Any accounts payable, taxes, assessments, or charges of Seller and/or Schlein.

     9.3 Set Off and Recoupment. In addition to any other available remedies, UCI of SC, UCI, and Doctor's Care shall have the right of set off and recoupment against amounts coming due to Seller or Schlein under this Agreement, Note, or any other document executed in connection therewith in the event Seller and/or Schlein breaches this Agreement or any document executed in connection therewith or any right of indemnification arises in favor of UCI, UCI of SC, or Doctor's Care under this Agreement. Seller and Schlein retain the right to lawfully contest any such set off or recoupment in an action to collect any amounts due Seller and/or Schlein under this Agreement, Note, or any document executed in connection therewith. The inclusion of this special set off or recoupment provision shall not effect the availability, if any, of rights of set off or recoupment arising at law or in equity.

10. EXISTING LIABILITIES. Except as set forth in Section 1.1.2 hereof, neither UCI, Doctor's Care nor UCI of SC assumes any, and hereby expressly disclaims all, obligations or liabilities of Seller, contingent or absolute, including (without limitation) liabilities for (i) federal or state income, payroll, property, or sales taxes for any period, or (ii) any tort, contract, or statutory liability resulting from or alleged to have resulted from the Business prior to the Effective Date or operations of Seller prior to Effective Date, except for the obligations arising and maturing after the Effective Date to perform under those contracts expressly assumed by UCI of SC hereunder. All property taxes assessed against the Assets sold hereby shall be prorated as of the Effective Date, and Seller shall promptly pay when due, or reimburse UCI of SC for, all such taxes which remain the Seller's responsibility.

11. RISK OF LOSS. In the event the Assets or any substantial part thereof shall be damaged or destroyed prior to the Effective Date due to any casualty or event, or there shall occur any actions for condemnation or eminent domain having a material adverse affect on the Assets or any substantial part thereof, Seller shall promptly notify UCI of SC that such damage, destruction, or action has occurred and the estimated extent thereof. In case the amount of such damage, destruction, condemnation or eminent domain is in excess of 10% of the Purchase Price, including but not limited to the value of the Shares more fully described in

Section 3.1, of all of the Assets immediately before such damage or destruction, then UCI of SC must within five (5) days of receipt of such notice either:

     11.1 Termination. Terminate this Agreement by giving Seller written notice of such termination and thereupon all parties shall be released of all further liability to the others; or

     11.2 Adjustment. Alternatively, and subject to the fulfillment of the conditions set forth herein, require the consummation of the transactions provided for in this Agreement and, in such case (or in case of any damage by fire or other casualty, or condemnation or eminent domain action not entitling UCI of SC to terminate this Agreement), all proceeds of insurance covering the Assets and all of the claims arising as a result of such damage or destruction to such Assets or all proceeds of such condemnation or eminent domain action for such Assets shall become the property of UCI of SC. In the event UCI of SC elects to require the consummation of the transactions contemplated herein, Seller shall not compromise or settle any such claim or action at any time without the written consent of UCI of SC which shall not be unreasonably withheld. Seller shall cooperate with the collection of such amounts. Further, in such event, the representations and warranties of Seller and Schlein, as set forth in Section 5 shall be modified equitably to account for such claim or action.

12.  MISCELLANEOUS.

     12.1 Entire Agreement. This Agreement, including the Exhibits hereto, embodies the entire Agreement and understanding between the parties hereto as to the matters herein addressed and supersedes all prior agreements and understandings relating to the subject matter hereof.

     12.2 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or any acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a wavier of any default or breach subsequently occurring.

     12.3 Survival. All representations, warranties, covenants, and agreements herein contained shall survive the Closing hereunder.

     12.4 Amendment. No provision of this Agreement or any document or instrument relating to the Agreement, may be amended, modified, supplemented, changed, waived, discharged, or terminated, unless the parties hereto consent thereto in writing.

     12.5 Notices. All notices, requests, approvals, consents, demands and other communication provides for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective party at the address set forth below:

       UCI of SC:                 UCI Medical Affiliates of South Carolina, Inc.
                                  6168 St. Andrews Road
                                  Columbia, SC  29212-3132
                                  Attn.:  Stephen S. Seeling, Esq.

        UCI:                      UCI Medical Affiliates, Inc.
                                  6168 St. Andrews Road
                                  Columbia, SC  29212-3132
                                  Attn.:  Stephen S. Seeling, Esq.

         Doctor's Care:            Doctor's Care, P.A.
                                   6168 St. Andrews, Road
                                   Columbia, SC  29212-3132
                                   Attn.:  M.F. McFarland, III, MD

         Seller:                   Martin L. Schlein, M.D., P.A.
                                   701 McDaniel Ave.
                                   Greenville, SC  29605
                                   Attn:  Martin L. Schlein, MD

         Schlein:                  Martin L. Schlein, MD
                                   701 McDaniel Ave.
                                   Greenville, SC  29605

     A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following; (i) when delivered to the party to whom such notice, request, approval, consent, demand or the communication is being given, or (ii) five (5) business days after being duly deposited in the US mail, certified, return receipt requested.

     12.6 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12.7 Successors and Assigns. This Agreement shall be binding upon the parties, and their respective successors, heirs, and assigns, and shall inure to the benefit of the parties and their respective successors, heirs, and permitted assigns.

     12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any party hereto may execute this Agreement by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties.

     12.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

     12.10 Jurisdiction. The parties hereto consent to jurisdiction, subject to proper service of process, in the State of South Carolina regarding any disputes arising hereunder.

     12.11 Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof" , "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Articles", "Paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

     12.12 Further Instruments and Acts. From time to time at a party's request, whether at or after Closing and without further consideration, the other party(ies) shall execute and deliver such further instruments of conveyance, transfer and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property. In addition, each party agrees to provide reasonable access to records respecting the Business as are requested by the other party(ies) for proper purpose with good cause shown (subject to appropriate confidentiality agreements to be negotiated as such time) and agree to reasonably cooperate in resolving any matters resulting from the transactions contemplated hereby.

     12.13 Assignment. This Agreement is not assignable by any party without the prior written consent of the other parties hereto.

     12.14 Reorganization. The exchange described herein is intended to qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and the parties hereto agree to report the exchange accordingly in their respective state and federal income tax filings. After the Closing, Seller shall promptly distribute to Schlein in liquidation of Seller all of Seller's assets remaining after payment of Seller's liabilities.

[SIGNATURE PAGE ATTACHED]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement and Plan of Reorganization under seal, with the corporate parties acting by and through their duly authorized officers, effective as of the date first above written.

                                 UCI:

                                 UCI MEDICAL AFFILIATES, INC.


                                 By:      /s/ Stephen S. Seeling

                                 Its:     Secretary


                                 UCI OF SC:

                                 UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.


                                 By:      /s/ Stephen S. Seeling
                                 Its:     Secretary



                                 DOCTOR'S CARE:

                                 DOCTOR'S CARE, P.A.


                                 By:      /s/ Stephen S. Seeling
                                 Its:     Secretary


                                 SELLER:

                                 MARTIN L. SCHLEIN, M.D., P.A.


                                 By:      /s/ Martin L. Schlein, M.D., P.A.
                                 Its:     President


                                 SCHLEIN:

                                 /s/ Martin L. Schlein

                                Martin L. Schlein, M.D.

                      EXHIBITS TO ASSET PURCHASE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION
                                  (EXHIBIT 2.1)


EXHIBIT NO.           DESCRIPTION                                                                PAGE NO.
Exhibit A             List of Assets                                                                21

Exhibit B             Leases to be Assumed                                                          22

Exhibit C             Bill of Sale - Medical Records                                                23

Exhibit D             Promissory Note                                                               24

Exhibit E             Investment Letter                                                             26

Exhibit F             Accounts Receivable Certification                                             29

Exhibit G             Employment Agreement                                                          31

Exhibit H             Bill of Sale                                                                  44

Exhibit I             Assignment                                                                    46

                                    EXHIBIT A

                                 LIST OF ASSETS



Office Equipment List

Adding Machines
Sterilizer
EKG Machine
Suture Sets
Paper Filing Section
Chart Holders (one section only)
3 Exam Tables and 1 Antique Exam Table
1 Table for OR/Lab
Staplers
Tape Dispensers
Typewriter
Histofreezer
Thermometers
8 Glass Jars
Magnifying Glass for Head
Woods Lamp
2 Head Lights
Welch Allen Attachment for Rigid Sigmoidoscopy
Scissors
Metal Equipment Boxes for Sterilizer
EKG Cart
3 Gooseneck Lamps
1 Lamp for PAP Smears
Paper Cutter
One Hole Puncher
Centrifuge
Lahey Stand
Step Stool from Lab
Garbage Cans
Pulm Aide Breathing Machine
Scale

Other Assets

Fax Machine
Copy Machine
Large Cabinet
Pictures
Copy Paper
Fax Paper
Shelves
Stools
Examining Tables
Desks
Chairs

                                    EXHIBIT B

                              LEASES TO BE ASSUMED



     As of Closing, UCI Medical Affiliates of South Carolina, Inc. ("UCI of SC") shall assume that certain Paid IV Plus computer lease dated as of May 9, 1994, by and between Martin L. Schlein, M.D. ("Schlein") and Companion Technologies, a copy of which has been delivered to UCI of SC. Schlein shall be responsible for obtaining the necessary consents, if any, to the assignment of such lease.
No other leases, liabilities, or contracts shall be assumed by UCI of SC.

                                    EXHIBIT C

                         BILL OF SALE - MEDICAL RECORDS

     KNOW ALL MEN BY THESE PRESENTS, THAT MARTIN L. SCHLEIN, M.D. AND MARTIN L. SCHLEIN, M.D., P.A., a South Carolina professional association (collectively the "Grantor"), for and in consideration of the sum of Nine Thousand One Hundred Twenty and no/100 Dollars ($9,120.00), and other good and valuable consideration to it in hand, paid at or before the ensealing and delivery of these presents, by Doctor's Care, P.A., a South Carolina professional association ("Grantee"), the receipt, sufficiency and adequacy of which is hereby acknowledged and subject to the terms hereof, has bargained and sold and by these presents does sell, assign, transfer, remise, release and quitclaim unto the said Grantee, its successors and assigns, all of the Grantor's right, Chief Financial Officer and interest in and to the following goods and chattels:

              All patient medical records and files owned by Grantor with respect to Grantor's medical practice located at 4501 East North Street Extension, Taylors, South Carolina 29687.

     TO HAVE AND TO HOLD the same unto said Grantee, its successors and assigns forever.

     IN WITNESS WHEREOF, this Bill of Sale has been executed by Grantor to be effective as of the 12th day of April, 1996.


WITNESSES:                            MARTIN L. SCHLEIN, M.D., P.A.


/s/ David A. Merline, Jr.             By:     /s/ Martin L. Schlein, M.D.
                                      Its:    President                  (SEAL)
/s/ Mary S. Rose


                                      /s/ Martin L. Schlein, M.D.
                                      MARTIN L. SCHLEIN, M.D.
/s/ David A. Merline, Jr.

/s/ Mary S. Rose

                                    EXHIBIT D

                                 PROMISSORY NOTE



$69,461.53                                          Columbia, S.C.
Subject to Set Off                                  April 12, 1996

         FOR VALUE RECEIVED, UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation (the "Borrower"), hereby promises to pay, in lawful money of the United States of America, to the order of Martin L. Schlein, M.D., P.A., a South Carolina professional association (the "Lender"), the principal sum of Sixty-Nine Thousand Four Hundred Sixty-One and 53/100 ($69,461.53) Dollars, subject to set off as provided hereunder.

         Interest shall accrue from April 12, 1996 on the principal balance outstanding hereunder from time to time until paid in full at the fixed simple rate per annum equal to ten (10.0%) percent calculated based upon a 360-day year and the actual number of days elapsed. Equal payments of principal and interest in the amount of Six Thousand Six Hundred Thirty-Four and 79/100 ($6,634.79) Dollars shall be due and payable commencing on May 12, 1996, and continuing thereafter on the twelfth (12th) day of each month for the succeeding ten (10) consecutive months. Payments hereunder shall be made to the Lender at 701 McDaniel Avenue, Greenville, South Carolina 29605, or at such other place as the Lender may designate from time to time in writing. All interest hereunder not paid when due after the expiration of the applicable grace period shall bear interest at the same rate as principal hereunder.

         Anything contained in this Note to the contrary notwithstanding, Buyer shall have the right of set off and recoupment against amounts coming due hereunder in the event that Lender or Martin L. Schlein, M.D. ("Schlein") breaches that certain Asset Purchase Agreement And Plan Of Reorganization dated as of April 12, 1996, by and among Borrower, Lender, UCI Medical Affiliates, Inc., and Schlein or any document executed in connection therewith including but not limited to the Employment Agreement (collectively the "Agreement"). In the event Borrower elects to exercise the right of set off and recoupment set forth herein, upon notice to the Lender the principal amount hereof shall be deemed reduced by the amount of any set off or recoupment to which the Borrower is entitled, and all interest and payments accruing thereafter shall be calculated based upon such reduced principal amount. The Lender's right to lawfully contest such set off or recoupment in any action to collect this Note shall not be impaired by Borrower's exercise of such set off or recoupment rights. The inclusion of this special set off or recoupment provision shall not affect the availability, if any, of rights of set off or recoupment arising at law or in equity.

         The occurrence of the following shall constitute an "Event of Default" under the Note: (i) Borrower, after the expiration of the applicable grace period hereinafter set forth, fails to pay when due any principal or interest payment hereunder (except for any amount then subject to an unresolved but duly asserted set off or recoupment dispute), or (ii) breach by Doctor's Care, P.A. ("Doctor's Care") of that certain Employment Agreement by and between Doctor's Care and Martin L. Schlein, M.D. ("Schlein") executed in connection with the Agreement which remains uncured to Schlein's reasonable satisfaction after the expiration of the applicable grace period therein set forth. Upon the occurrence of an Event of Default as hereinabove defined, then at any time thereafter the Lender may declare the entire remaining principal balance due hereunder, together with all accrued interest thereon, immediately due and payable. The applicable grace period hereunder shall be ten (10) days and shall begin to run upon receipt by Borrower of written notice from Lender of a potential default hereunder.

         The invalidity of any provision of this Note shall not affect the validity of any other provision hereof. The acceptance after maturity of any payment with respect to this Note shall not constitute a waiver of the right of Lender to demand the payment in full of any unpaid balance. No delay or failure on the part of the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single exercise of any right or remedy shall preclude Lender from the exercise of any other or further rights or remedies.

         In the event this Note is placed in the hands of an attorney for collection (but not for resolution of any disputes on a set off or recoupment of the amount due hereunder), all expenses of the Lender, including reasonable attorneys' fees, shall be added to the principal amount of this Note and collected as a part hereof. This Note shall be governed by and construed in accordance with the laws of the State of South Carolina. Jurisdiction and venue for the enforcement of this Note shall be exclusively in the courts for the State of South Carolina.

         Borrower expressly waives demand, presentment, protest and notice of non-payment or dishonor and all other notices or demands whatsoever (except for notices expressly set forth herein), and such parties agree to remain bound hereby until all amounts due hereunder are paid in full, notwithstanding any extension of time for payment which may be granted, even though the period of extension be indefinite.

         The Borrower reserves the right to prepay this Note in whole or in part at any time without fee or penalty; provided, however, that any partial payment shall be applied first to accrued interest and then to the reduction of the principal.

         EXECUTED as of this 12th day of April, 1996.

                                           UCI MEDICAL AFFILIATES OF SOUTH
                                           CAROLINA, INC.  (SEAL)


                                           By:     /s/ Stephen S. Seeling

                                           Its:      Secretary

Notice Address for Borrower:
6168 St. Andrews Road
Columbia, South Carolina 29212
Attn:  Stephen Seeling, Esquire

                                    EXHIBIT E

                                INVESTMENT LETTER


TO:      UCI Medical Affiliates, Inc.
         6168 St. Andrews Road
         Columbia, SC 29160
         Attn:  President

RE:      Issuance of Common Stock in UCI Medical Affiliates, Inc.


Dear Sir:

         On this date, you are issuing to Martin L. Schlein, M.D., P.A., a South Carolina professional corporation ("Transferee"), One Hundred Twenty-Five Thousand One Hundred Eighty-Seven (125,187) shares (the "Shares") of the common stock, $0.05 par value, of UCI Medical Affiliates, Inc. (the "Company"). In consideration of your agreement to issue the Shares to Transferee, Transferee and Martin L. Schlein, M.D., the sole shareholder of Transferee ("Schlein"), hereby represent and warrant to you and hereby covenant and agree with you, as follows:

         1. Transferee is acquiring the Shares solely for Transferee's own account and not as nominee for, representative of, or otherwise on behalf of any other person or entity. Transferee is acquiring the Shares with the intention of holding the Shares for investment purposes only, and Transferee has no present intention of participating, directly or indirectly, in a subsequent sale, transfer or other distribution of the Shares, or of dividing Transferee's interest in the Shares with any other person or entity. Transferee has not offered any of the Shares for sale or other disposition, and Transferee shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

         2. Schlein is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Act"). NOTE: An "accredited investor" includes any individual who: (a) has a net worth (with spouse) in excess of $1,000,000; (b) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects an income of the same level for the current year; or (c) is an executive office or director of the Company. (For purposes of this paragraph, calculate net worth as the sum of the fair market value of all assets, including all real estate, automobiles, savings, stocks, bonds, individual retirement accounts, pension and profit sharing plans, limited partnership interest and other investments, less all current and long term liabilities).

         3. The Transferee and Schlein, each considers itself to be a sophisticated investor in companies similarly situated to the Company, and Transferee and Schlein have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Transferee and Schlein understands that there is no public market for the Shares, no public market for the Shares is likely to develop and it may not be possible for Transferee to readily liquidate its investment. Transferee and Schlein are aware that Transferee's investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made their own evaluation of the risks associated with this investment.

         4. The Shares were not offered to Transferee by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which Transferee was invited by any of the foregoing means of communications.

         5. Schlein's investment in the Shares is reasonable and consistent with the nature and size of its present investments and net worth, Schlein has no need for liquidity in the investment represented by the

Shares, and Schlein is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period of time and to afford a complete loss of this investment.

         6. Transferee is aware that the Company may offer and sell additional shares of common stock in the future, thereby diluting its percentage equity ownership of the Company.

         7. Transferee understands that as a publicly traded company, the Company files with the SEC various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Transferee, from the SEC and directly from the Company. Transferee has been given the opportunity to obtain copies of such public information and to ask questions of, and receive answers from, you with respect to the Company and the Shares, concerning the terms and conditions of the issuance of the Shares by you to Transferee, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to Transferee by you in order for Transferee to evaluate the merits and risks of an investment in the Shares to the extent that you possess such information or could acquire it without unreasonable effort or expense. Transferee has been furnished with all information concerning the Shares and the Company that Transferee desires.

         8. In regard to any economic or legal considerations related to the Shares, Transferee has relied on the advice of, or consulted with, only Transferee's own advisors, and Transferee has not relied upon you, the Company, the Company's legal counsel or the accountants for the Company regarding the Shares or the transaction contemplated by this Investment Letter.

         9. Transferee understands and acknowledges that the issuance of the Shares to Transferee was not registered under the Act or under the securities laws of any state in reliance upon an exemption or exemptions contained in the Act (and the regulations promulgated thereunder) and applicable state securities laws. Consequently, Transferee understands that the Shares cannot be subsequently transferred unless they are registered under the Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Transferee understands and acknowledges that any certificate evidencing the Shares will bear a legend restricting the transfer of such Shares consistent with the foregoing, and Transferee understands that a notation may be made in the stock records of the Company restricting the transfer of any of the Shares in a manner consistent with the foregoing.

         10. Transferee understands and acknowledges that neither the Company nor you are under any obligation to register the Shares for public sale or, except as set forth in the Asset Purchase Agreement And Plan of Reorganization dated the date hereof, to comply with the conditions of Rule 144 promulgated by the SEC under the Act or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Shares without registration.

         11. Transferee is a South Carolina corporation, and its principal place of business is located in the State of South Carolina at the address shown under its signature evidencing its execution of this Investment Letter, and it has no present intention of removing itself from its existing state of residence. Schlein is a South Carolina resident and has no present intention of removing itself from its existing state of residence

         12. Transferee confirms that the representations it has previously made to the Company and those contained in this Investment Letter are correct and complete as of the date hereof, and that if there should occur any material change in such representations prior to the receipt of the Shares by Transferee, it agrees that it will immediately furnish such revised or corrected representations or information to the Company.

         This Investment Letter shall be binding upon the Transferee and the Transferee's heirs, executors, administrators, successors, representatives and assigns and shall enure to the benefit of you, your heirs, executors, administrators, successors and assigns. This Investment Letter shall be governed and construed in accordance with the laws of the State of South Carolina.

                                 TRANSFEREE:


Number of Shares of              MARTIN L. SCHLEIN, M.D., P.A.
UCI Medical Affiliates, Inc.
to be issued:
                                 By:   /s/ Martin L. Schlein, M.D., President

                                       Martin L. Schlein, M.D.
125,187 Shares                   Its:  President

Date: April 12, 1996             701 McDaniel Avenue

                                 (Street Address)

                                 Greenville, South Carolina  29605
                                 (City, State, Zip)



                                 SCHLEIN:

                                 /s/ Martin L. Schlein, M.D.
                                 Martin L. Schlein, M.D.

                                 701 McDaniel Avenue
                                 (Street Address)

                                 Greenville, South Carolina  29605
                                 (City, State, Zip)

                                    EXHIBIT F

                        ACCOUNTS RECEIVABLE CERTIFICATION

STATE OF SOUTH CAROLINA    )
                           )                    CERTIFICATION
COUNTY OF GREENVILLE       )



         PERSONALLY APPEARED BEFORE ME, Martin L. Schlein, M.D. ("Schlein"), individually and on behalf of Martin L. Schlein, M.D., P.A., a South Carolina professional corporation ("Seller"), who first being duly sworn, deposes, states, affirms, and certifies that he is the President of Seller with knowledge of the business and affairs of Seller, and the list of accounts receivable attached hereto as Schedule 1 and incorporated herein by reference is a valid, true, accurate, and complete record of the accounts receivable of Seller as of the close of business on April 9, 1996, and reflect valid, binding, and enforceable rights of the Seller which shall be lawfully transferred to UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation ("UCI of SC"), pursuant to that certain Asset Purchase Agreement and Plan of Reorganization described below.

         This Certification is executed and delivered to UCI of SC, in connection with that certain Asset Purchase Agreement and Plan of Reorganization by and among Seller, Schlein, UCI of SC, UCI Medical Affiliates, Inc., and Doctor's Care, P.A., dated as of April 12, 1996.

         Executed as of this 12th day of April, 1996.



                             /s/ Martin L. Schlein, M.D.

                             Martin L. Schlein, M.D.


SWORN to before me this 12th
day of April, 1996.


Mary S. Rose                       (L.S.)
Notary Public for South Carolina
My Commission Expires:  02/14/2005

                                   SCHEDULE 1

                               Accounts Receivable



                               Total Aging Report

                           UNAPPLIED       CURRENT         31-60          61-90        91-120       120 +        TOTAL
Report Totals              -1,594.66      18,398.25      15,375.98      12,465.28     2,918.94    32,194.27    79,758.06

Percent of Total Aged                       22.6%          18.9%          15.3%         3.6%        39.6%

                                    EXHIBIT G

                              EMPLOYMENT AGREEMENT


STATE OF SOUTH CAROLINA    )
                           )                    EMPLOYMENT AGREEMENT
COUNTY OF GREENVILLE       )


         THIS EMPLOYMENT AGREEMENT is made and entered into as of this 12th day of April, 1996, by and between Doctor's Care, P. A., a South Carolina professional association with its principal office in Columbia, South Carolina ("Employer"), and Martin L. Schlein, M.D. ("Employee").

         WHEREAS, Employee is the sole shareholder of Martin L. Schlein, M.D., P.A., a South Carolina professional association ("Seller").

         WHEREAS, as of the date hereof, Seller sold substantially all its assets to UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation ("UCI of SC"), pursuant to that certain Asset Purchase Agreement And Plan Of Reorganization (the "Purchase Agreement") by and among Seller, UCI of SC, Employer, Employee, and UCI Medical Affiliates, Inc., a Delaware corporation ("UCI").

         WHEREAS, UCI of SC has contracted with Employer to provide health care services at medical facilities that are owned or leased by UCI of SC.

         WHEREAS, Employer is a South Carolina professional association and wishes to employ the Employee to render medical services for it.

         WHEREAS, Employee is a licensed physician in South Carolina and desires and is willing to become a professional employee of Employer, in accordance with the following terms, conditions, and provisions:

         NOW, THEREFORE, for and in consideration of the promises herein and other valuable consideration, it is agreed that:

1. Employment Term. Subject to the provisions for termination as hereinafter provided, the term of Employee's employment hereunder shall be ten (10) years commencing on April 12, 1996. After the initial ten (10) year term, Employee's employment hereunder shall be renewable from year to year unless either party hereto delivers to the other party hereto written notice at least ninety (90) days prior to the termination of the then existing term of such party's desire not to renew Employee's employment hereunder.

2.    Duties.

         A. Employee shall devote his professional skill and attention to the performance of services in the practice for the benefit of Employer's Doctor's Care Pelham office in Greenville, South Carolina or such other office of Employer within the Greenville, South Carolina area as shall be mutually agreed upon by Employee and Employer. Employee's duty schedule shall be determined by Employer in reasonable consultation with Employee, and Employee shall provide such evening and weekend coverage as shall be needed and reasonably assigned to Employee by Employer. Employee is to practice medicine for Employer for four (4) days per week, averaging forty (40) hours per week which shall include no more than one weekend per month and at least one "half day" off each business week worked. Employer will not schedule Employee to work on Employee's five religious holidays. Additionally, if an opening occurs during the term of this Agreement for a full-time physician at any future Hilton Head Island, South Carolina Doctor's Care location, Employee will be offered such employment opportunity upon terms no less favorable than such terms set forth herein.

         B. Employee shall not engage in any outside professional activities involving the personal services of Employee and yielding a financial return without Employer's prior written consent. However, nothing stated herein shall restrict or prevent employee from personally and on Employee's own account, investing in stocks, bond securities, commodities, real estate, or other forms of investments or preclude Employee from practicing medicine in a licensed hospital's emergency room so long as such activity does not conflict with Employee's practice of medicine with Employer.

         C. Employee will actively and industriously pursue his profession in Employer's interest, will faithfully adhere to the principles and ethics of the profession, and will carefully avoid any and all personal acts, habits and usages which might injure in any way, directly or indirectly, Employee's professional reputation or that of any other Employee of Employer, or which might otherwise be detrimental to any interest of Employer.

         D. Employee hereby agrees that all fees received or collected as a result of the services rendered by Employee hereunder, together with all other emoluments, e.g., witness fees, report fees, speaker fees, etc., shall be the property of Employer. Accordingly, Employee acknowledges that Employee's employment does not confer upon Employee any ownership interest in or professional claim upon any fees charged by Employer for Employee's services, whether said fees are collected during Employee's employment or after termination thereof. Notwithstanding the foregoing, Employee shall be entitled to keep any fees or other compensation Employee receives for hospital emergency room work performed by Employee pursuant to Section 2(B) above and Employer shall have no claim as to such fees or other compensation.

3.       Compensation.

         A. Regular Compensation. For all services rendered under this Agreement, Employer shall pay the Employee an initial annual salary as follows, payable in biweekly installments unless otherwise requested by Employee and approved by Employer (the "Regular Compensation"):


                  Period                                 Regular Compensation

                  1st and 2nd Years of Employment        $155,656.08
                  All Other Years of Employment          $150,000.00

Notwithstanding the foregoing, during the term of Employee's employment hereunder, the Regular Compensation shall be adjusted annually on each anniversary date of the commencement of the term of this Agreement to reflect any increase (but not decrease) in the numerical level of the Consumer Price Index for all Urban Wage Earners and Clerical Workers (base year 1967=100) most recently published by the Bureau of Labor Statistics of the United States Department of Labor ("CPI"). Such annual adjustment shall be determined by dividing the CPI indicator from the month immediately prior to the anniversary date, by the CPI indicator published for the corresponding month of the prior calendar year, and multiplying the resultant number by the then current Regular Compensation set forth above (provided however, on the third anniversary of the date such number shall be multiplied instead by $150,000.00). In the event the CPI is not available in time to make the computation on any anniversary date, the adjustment will be made retroactively to such anniversary date at such time as the CPI is available. If the base for the CPI is so changed that 1967 prices are no longer taken as representing 100, an appropriate adjustment will be applied to the published indices so as to relate them to the aforesaid base in which 1967 prices are taken as representing 100. In the event the CPI is discontinued, such other substantially similar government index or publication as chosen by Employer for a reasonable replacement shall be used for such annual adjustment.

         B. Additional Compensation. During the term of Employee's employment hereunder, in addition to Employee's Regular Compensation set forth above, Employee shall be entitled to receive thirty-five (35%) percent of any monies collected by Employer as the result of Employee performing the procedures or treatment modalities set forth below ("Additional Compensation"):

                  Current Procedural Terminology Codes as published in the American Medical Association's Physicians' Current Procedural Terminology, as amended:

                                    11600 - 11646
                                    17260 - 17286
                                    69110
                                    36468 - 36471
                                    11950 - 11954
                                    115788
                                    11000
                                    11100
                                    11441
                                    17110
                                    19120
                                    21315
                                    25075
                                    57150
                                    57500
                                    21310
                                    21315
                                    21320

The total amount of the Additional Compensation shall be calculated monthly by Employer and paid to Employee within thirty (30) days. Employer's calculation of the Additional Compensation shall be conclusive and binding absent fraud or manifest and material error. Upon written request by Employee, Employer shall provide Employee with a computer printout detailing the calculation of such Additional Compensation.

         C. Changes in Compensation. Subject to Section 3(A) above, from time to time, increases in the Employee's salary may be made, said increases to be reflected on the "Schedule of Compensation" attached hereto and made apart hereof; provided however nothing contained herein shall be construed to require Employer to increase Employee's salary.

         D. Bonuses. Employer may from time to time review Employee's compensation arrangement with respect to the payment of a bonus for superior performance and contributions to Employer. Factors to be considered in making a bonus payment, if any, shall include but not be limited to Employee's demonstrated commitment to quality care, the results of patient satisfaction surveys and patient audits, Employee's ability to build and enhance a patient base, and Employee's contribution to the Employer's accomplishment of company goals; provided however that the decision to make bonus payments, if any, shall be at the sole discretion of Employer.

         E.       Fringe Benefits.

                  a. As further consideration for the performance by Employee of the services set forth herein, Employee shall be eligible on a non-discriminatory basis for participation in any tax qualified deferred compensation plan maintained by Employer and also for inclusion in any group-term life and disability insurance plan maintained by Employer, provided the Employee is deemed an eligible employee under such plans. Subject to the terms herein and Employer's 401(k) plan and any legal limitations related thereto, until the termination of Employee's employment hereunder, Employer shall contribute to Employee's 401(k) account an amount equal to one-half (0.5) of Employee's annual contribution to

Employee's 401(k) account; provided however, Employer shall not contribute an amount in excess of two and one-half (2.5%) percent of Employee's total compensation set forth in this Section 3. Notwithstanding the foregoing, Employee acknowledges that the decision to maintain any such plans, or to match and/or contribute to any employee's 401(k) account, shall be in the sole discretion of Employer and may be terminated by Employer at any time.

                  b. In addition to the foregoing, during the term of Employee's employment hereunder, Employer shall pay on behalf of Employee the following dues and fees:

            (Bullet) Membership in the South Carolina Medical Society. (Bullet) Membership in the American Medical Association. (Bullet) Membership in the Greenville County Medical Society. (Bullet) Membership in American Academy of Family Practice. (Bullet) Annual medical license.

         F. Health Insurance Coverage. Employer, at Employer's expense, shall provide Employee, and Employee's immediate family living in his household, such health and dental coverage as provided to other employees of Employer.

         G. Vacation and Professional Meetings. Beginning with the first year of employment hereunder, Employee shall be entitled to four (4) weeks of paid vacation and an additional one (1) week of paid leave to attend conventions, professional meetings, and continuing medical education ("CME"). Beginning in the fifth (5th) year of employment hereunder and continuing until the termination of Employee's employment hereunder, Employee shall be entitled to five (5) weeks of paid vacation and an additional one (1) week of paid leave for CME. Such vacation and CME are to be taken at such time or times as Employee may reasonably request, subject to Employer's convenience and prior approval, which approval shall not be unreasonably withheld. Vacation time and CME leave shall not cumulate year to year without the prior written consent of Employer.

4.       Facilities and Expenses.

         A. Facilities. Employer shall provide and pay for office space and facilities, furniture, fixtures, computer, equipment, supplies, employees and assistants necessary and appropriate for the proper performance of the duties of Employee.

         B. Professional Liability Insurance. During the term of this Agreement, Employer shall either pay, or upon proof of payment by the Employee reimburse the Employee, for professional liability (malpractice) insurance covering the Employee for services provided hereunder for claims as follows: the first One Hundred Thousand Dollars ($100,000) in coverage shall be through the South Carolina Medical Malpractice Joint Underwriters Association ("JUA"); the excess coverage shall be provided through the South Carolina Patients' Compensation Fund ("PCF"). Employee understands that the amount of coverage provided by JUA and PCF may not be adequate to protect Employee against all claims and that the responsibility of securing additional insurance coverage, if any, is solely that of Employee.

5. Employee's Death. If Employee dies during the term of this Employee's employment hereunder, Employer shall pay to Employee's named beneficiary, or in default of the named beneficiary to Employee's estate, all salary accrued but unpaid through the pay period which includes the date of Employee's death. For purposes of this Section, Employee's named beneficiary shall be Edith Schlein. Employee shall notify Employer in writing of any change in such named beneficiary.

6. Patients and Records. Except as otherwise provided below, Employer and Employee agree that all patient lists, records, and charts for patients treated by Employee hereunder are the property of Employer, and that upon termination of Employee's employment hereunder, Employee shall not be entitled to receive any patient lists, records, or charts whether or not the Employee shall have seen or attended any patient with which such terms are covered; provided however, that record keeping for patients treated by Employee shall be the sole responsibility of Employee, and Employee shall complete all such charts and records for such patients in accordance with professional standards.

7. Policy Decisions. Subject to Section 2 above, it is understood that Employer shall have the sole and exclusive right of management over the practice, including without limitation, the determination of the professional standards to be observed, the determination of the fees to be charged, and the determination of the office hours to be maintained; provided however, Employer shall not impose employment duties or constraints of any kind which would require Employee to violate the ethics of the medical profession or any law.

8.       Termination.

         A. Mutual Agreement. Notwithstanding any other provision hereof, upon the mutual agreement in writing between Employer and Employee, Employee's employment hereunder shall terminate. All compensation (including without limitation the Regular Compensation, Additional Compensation, and all perquisites and fringe benefits) to which Employee would otherwise be entitled (for periods after the effective date of such termination) shall be discontinued and forfeited as of the effective date of such termination.

         B. For Cause By Employer. Notwithstanding any other provision hereof, Employer may terminate Employee's employment under this Agreement immediately at any time for "cause." For purposes hereof the term "cause" shall be defined as the commission of any of the following by Employee:

                  a. Loss or suspension of the right to conduct the practice of medicine by Employee, or the loss, or suspension of any right or privilege necessary or incident thereto;

                  b. Loss, suspension, or limitation of Employee's controlled substance license;

                  c. Use of a false, fraudulent, or forged statement or document or practice of a fraudulent, deceitful, or dishonest act in connection with a medical licensing requirement;

                  d. Conviction of, pleading guilty to, or pleading nolo contendere to a felony or other crime involving moral turpitude or drugs. For purposes hereof, "drugs" includes a substance whose possession, use, or distribution is governed by Section 44-53-110 through Section 44-53-580 (Narcotics and Controlled Substances) of the South Carolina Code or which is listed in the then current edition of the Physician's Desk Reference;

                  e. Addiction to alcohol or drugs to such a degree as to render Employee unfit to practice medicine or osteopathy;

                  f. Conviction of the illegal or unauthorized practice of medicine or osteopathy;

                  g. Knowingly performing an act which in any way assists an unlicensed person to practice medicine or osteopathy;

                  h. Sustaining a physical or mental disability which renders further practice of medicine by Employee dangerous to the public;

                  i. Violation of the principles of ethics as adopted by the State Board of Medical Examiners and published in its regulations;

                  j. Engaging in dishonorable, unethical, or unprofessional conduct that is likely to deceive, defraud, or harm the public;

                  k. Using a false or fraudulent statement in a document connected with the practice of medicine;

                  l. Obtaining fees or assisting in obtaining fees under dishonorable, false, or fraudulent circumstances;

                  m. Intentionally violating or attempting to violate, directly or indirectly, or assisting in or abetting the violation of or conspiring to violate the medical practice laws;

                  n. Violating the code of medical ethics adopted by the State Board of Medical Examiners ("Board") in accordance with Section 40-47-20 of the South Carolina Code or has been found by the Board to lack the ethical or professional competence to practice medicine or osteopathy;

                  o.       Death of Employee;

                  p. Insubordination or failure to comply with reasonable instructions of Employer within ten (10) days after written notice to Employee from Employer;

                  q. Breach by Employee of the terms and provisions of this Agreement which remain uncured to Employer's reasonable satisfaction ten (10) days after written notice to Employee from Employer; or

                  r. Breach by Employee and/or Seller of the terms and provisions of the Purchase Agreement which remain uncured to Employer's reasonable satisfaction at the expiration of the applicable grace period, if any, therein, provided however, in the event no such applicable grace period is set forth therein, the applicable grace period shall be ten (10) days and shall begin to run upon receipt by Employee or Seller of written notice from Employer, UCI of SC or UCI of a potential or actual breach thereunder.

All compensation (including without limitation the Regular Compensation, Additional Compensation, and all perquisites and fringe benefits) to which Employee would otherwise be entitled (for periods after the effective date of such termination) shall be discontinued and forfeited as of the effective date of such termination.

         C. For Cause By Employee. Notwithstanding any other provision hereof, Employee may terminate Employee's employment under this Agreement immediately at any time upon:

                  a. Violation by Employer of the terms and provisions of this Agreement which remain uncured to Employee's reasonable satisfaction ten (10) days after written notice to Employer from Employee;

                  b. Upon the voluntary bankruptcy, involuntary bankruptcy which remains pending after sixty (60) days, or assignment for the benefit of the creditors of Employer or UCI of SC;

                  c. Breach by Employer and/or UCI of SC of the terms and provisions of the Purchase Agreement which remain uncured to Employee's reasonable satisfaction at the expiration of the applicable grace period, if any, therein; provided however, in the event no such applicable grace period is set forth therein, the applicable grace period shall be ten (10) days and shall begin to run upon receipt by UCI, UCI of SC, or Employer of written notice from Employee or Seller of a potential or actual breach thereunder.

                  d. Default by UCI of SC upon the expiration of the applicable grace period of that certain Promissory Note executed by UCI of SC and delivered to Seller in connection with the Purchase Agreement.

                  e. Notwithstanding any provision hereof to the contrary, in the event of a Change in Ownership as defined hereinbelow, unless this Agreement is earlier terminated for any reason, Employee, in his sole discretion, may elect to terminate Employee's employment hereunder. For purposes of this Section, a "Change in Ownership" shall mean the first to occur of the following:

                           (1) Any person or entity, or any two or more persons
or entities acting as a group as defined in Section 13(d)(3) of the Federal Securities and Exchange Act of 1934, other than an Affiliate as defined hereinbelow, shall acquire ownership of more than fifty (50%) percent of the outstanding voting stock of Employer or UCI of SC; or

                           (2) The acquisition of, or sale of all or
substantially all of the assets of Employer or UCI of SC, except to an Affiliate as defined hereinbelow.

For purposes hereof, an "Affiliate" is any entity controlling, controlled by, or under common control with Employer. For this purpose, "control" means legal or beneficial ownership of fifty (50%) percent or more of the equity or voting interests in an entity. Notwithstanding the foregoing, for purposes of this Section, the dissolution of UCI of SC, or the merger of Employer, UCI of SC, or UCI with Employer, UCI of SC, or UCI shall not be deemed a Change of Control.

         D. Disability. In the event of the Employee's disability during employment under this Agreement, then employment under this Agreement shall terminate. For purposes of this Agreement, "disability" shall mean the inability of Employee, due to sickness or other incapacity, to perform his duties under this Agreement for a period in excess of ninety (90) substantially consecutive days. Such termination shall become effective at Employer's election upon the expiration of such ninety (90) day period of disability. Upon termination of employment under this Agreement due to Employee's disability, the Employee shall be entitled to payment of his Regular Compensation and Additional Compensation up to the date of termination.

9. Non-Disclosure of Information. Except as otherwise required by a court of competent jurisdiction, Employee shall not, at any time after the date hereof, directly or indirectly, divulge or disclose for any purpose whatsoever any confidential information that has been developed or obtained by, or disclosed to, Employee by Employer and/or UCI of SC at any time or after the date hereof (exclusive of such information as is in the public domain). Employee acknowledges that such confidential information is of a special and unique nature and value relating to matters of Employer's business, including, without limitation, Employer's proprietary information, trade secrets, systems, procedures, manuals, confidential reports, records, operational expertise, locations and lists of patients and potential patients, pricing information and lists, marketing materials and methods, the methods used and preferred by Employer's patients, and the fees paid by them (all of which are deemed for all purposes to be confidential, proprietary, and trade secrets of Employer). Subject to Section 10(B), any confidential information in Employee's possession shall be returned to Employer upon any termination or expiration of Employee's employment hereunder.

10.      Protection of Patients and Employees.

         A.       Representations.

                  a. The parties hereto acknowledge that Seller has conducted a medical practice for a substantial number of years, and Employee has been an officer, director, sole shareholder, and employee of Seller since Seller's incorporation effective January 1, 1994. Thereby, Employee has made use of, acquired, and added to confidential and proprietary information and trade secrets of Seller, all of which are portions of the Assets of Seller (which Assets are being sold to UCI of SC pursuant to the Purchase Agreement). Employee also has developed unique relationships with patients, suppliers, and employees of Seller and unique information and knowledge about the competitive market, locations, potential patients, processes and prospects of Seller's business. UCI of SC and/or Employer intends to operate the Assets acquired from Seller for UCI of SC and Doctor's Care's business similar to Seller's business. The value of UCI of SC's acquisition would be diminished in the event that Employee were to violate the terms of this

Section 10, or to assist another person or entity to violate the terms of this
Section 10, or to wrongfully divulge any confidential information.

                  b. UCI of SC and Employer have required, as a condition precedent to its purchase of such Assets pursuant to the Purchase Agreement, that Employee covenant not to divulge any confidential information and not to violate the terms of this Section 10 as set forth herein. Employee has agreed to provide such covenants as set forth herein as a material inducement to UCI of SC and Employer to enter into and close the Purchase Agreement and in consideration of the payments to be made hereunder and thereunder. Employee's covenants contained herein are ancillary to the Purchase Agreement. Employee acknowledges that he will benefit from the Purchase Agreement.

         B.       Existing Patients.

                  a. To Employee. Upon execution of this Agreement, Employee shall provide to Employer a list (by name and address) of Employee's existing patients ("Existing Patients") as of such date (the "List"). Notwithstanding anything contained herein to the contrary, in the event Employee's employment hereunder terminates for any reason other than termination by Employer for cause pursuant to Section 8(B) or Employee's disability pursuant to Section 8(D), upon written request to Employer, Employer shall provide to Employee, as soon as reasonably possible, a copy of the records and charts of any Existing Patient on the List provided that:

                           (1) Employee reimburses Employer for Employer's
reasonable costs and expenses incurred in providing copies of such records and charts; and

                           (2) The release of such records and charts to
Employee of an Existing Patient is directed in a writing signed by such Existing Patient or such Existing Patient's legal representative and delivered to Employer; and

                           (3) Each party complies with all applicable laws and
the requirements of medical ethics.

                  b. To Employer. Notwithstanding the foregoing, during the term of Employee's employment hereunder, and for a period of three (3) years after the termination by Employer of Employee's employment hereunder for cause pursuant to Section 8(B) or Employee's disability pursuant to Section 8(D), Employee shall not, directly or through an Affiliate (as defined below), (i) provide medical care or services (or assist another person or entity to provide medical care or services) to any Existing Patient (as defined above), or (ii) solicit or divert (or assist another person or entity to solicit or divert) any Existing Patient (as defined above) from purchasing or using any of UCI of SC's and/or Employer's services. Notwithstanding the foregoing, Employee shall not be deemed to be in violation of any covenant contained herein as a result of Employee's providing emergency care to any Existing Patient in a potentially life-threatening situation or in any emergency room of a licensed hospital. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge that the provisions of this Section 10(B)(b) shall not apply in the event Employee's employment hereunder terminates for any reason other than pursuant to Section 8(B) or 8(D).

         C. New Patients. Notwithstanding the foregoing, during the term of Employee's employment hereunder, and for a period of three (3) years after the termination of Employee employment hereunder for any reason, Employee shall not, directly or through an Affiliate (as defined below), (i) provide medical care or services (or assist another person or entity to provide medical care or services) to any "New Patient" (as hereinafter defined), or (ii) solicit or divert (or assist another person or entity to solicit or divert) any "New Patient" (as hereinafter defined) from purchasing or using any of UCI of SC's and/or Employer's services. For purposes of this Section, the term "New Patient" shall mean any patient of Employee and/or Employer and shall include (without limitation) every such person or employer to which Employee has provided medical services during Employee's employment hereunder; provided however, the term "New Patient" shall not be deemed to include any "Existing Patient" (as defined above). Notwithstanding the foregoing,

Employee shall not be deemed to be in violation of any covenant contained herein as a result of Employee's providing emergency care to any New Patient in a potentially life-threatening situation or in any emergency room of a licensed hospital.

         D. Employees. In addition to (but not in limitation of) the restrictions above set forth, during the term of Employee's employment hereunder, and for a period of three (3) years after the termination of Employee's employment hereunder for any reason, Employee shall not, directly or through an Affiliate (as defined below) solicit or in any manner attempt to solicit or induce any person employed by, or an agent of, UCI of SC or Employer to terminate such person's association or contract of employment or agency, as the case may be, with UCI of SC and/or Employer; provided however, the terms of this Section 10(D) shall not apply to the Employee's employing or soliciting the employment of Patsy Davis, Susan Bennett, or Kristal Ridenour.

         E. Definition of Affiliate. For purposes of this Section 10, an "Affiliate" of Employee is a Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Employee. For purposes of this Agreement, a "Person" includes, in addition to such person, all of the following persons: (i) any relative or spouse of such person, or any relative of such spouse, any one of whom has the same home as such person; (ii) any trust or estate in which such person or any of the persons specified in Section 10(E)(i) of this Agreement collectively own ten percent (10%) or more of the total beneficial interest, or of which any of such persons serve as trustee, executor or in any other capacity; and (iii) any corporation, partnership, limited liability company or other organization in which such person or any of the persons specified in
Section 10(E)(i) of this Agreement are the beneficial owners collectively of ten percent (10%) of any class of equity securities, of the equity interest, or of the partnership interest.

11. Remedies.

         A. Accounting for Lost Profits. If Employee shall violate any of the provisions of Sections 9 or 10 hereof, UCI of SC and/or Employer shall be entitled to recover any non-speculative lost profits incurred by UCI of SC and/or Employer as a result of, growing out of, or in connection with, any such violation by Employee. This remedy shall be in addition to, and not in limitation of, any injunctive relief or other rights, remedies, or damages, to which UCI of SC and/or Employer is or may be entitled as a result of this Agreement.

         B. Injunctive Relief. In the event of a breach or threatened breach by Employee of any of the provisions of Sections 9 or 10, UCI of SC and Employer, in addition to, and not in limitation of, any other rights, remedies, or damages available to UCI of SC or Employer at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees, companies, consulting clients, and/or any and all persons directly or indirectly acting for or with Employee. Employee agrees that in the event of any breach by Employee of the covenants set forth in this Agreement, UCI of SC and Employer shall suffer irreparable harm for which the remedy of monetary damages may be inadequate.

         C. Set Off. In addition to the other rights or remedies to which Employer and/or UCI of SC may be entitled in the event of any breach by Employee and/or Seller of this Agreement and/or the Purchase Agreement, UCI of SC and/or Employer shall be entitled, at their option, to set off and recoup against the payments becoming due pursuant to this Agreement, the Purchase Agreement and any document executed in connection therewith, the amounts to which UCI of SC and/or Employer may become entitled. Employee's right to lawfully contest such set off or recoupment in any action to collect the amounts due hereunder shall not be impaired by UCI of SC or Employer's exercise of such set off or recoupment right.

         D. Alternatives/Survival. UCI of SC and/or Employer shall have the option, in its sole discretion, to enforce the various restrictions of Sections 9, 10 and 11 cumulatively, in the alternative, or consecutively. The terms of Sections 9, 10, and 11 hereof shall survive the termination of Employee's employment hereunder.

         E. Reasonableness of Restrictions. Employee has carefully read and considered the provisions of Sections 9, 10, and 11, and, having done so, voluntarily agrees that the restrictions set forth in those Sections, including, but not limited to, the time period of restriction, and the scope of restricted activities set forth in Section 10, are fair and reasonable and are reasonably required for the protection of the legitimate interests of UCI of SC and Employer, and its parent or subsidiary corporations, partnerships, officers, directors, partners, employees and affiliates, including but not limited to UCI Medical Affiliates, Inc. In the event that, notwithstanding the foregoing, any of the provisions of Sections 9, 10, or 11 or any parts thereof shall be held to be invalid or unenforceable, the remaining provisions or parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included therein. In the event that any provisions of Sections 9, 10, or 11 relating to the time period and/or the areas of restriction and/or the scope of restricted activities and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or the scope of restricted activities and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

12. Burden and Benefit. This Agreement shall be binding upon Employer's successors and assigns and Employee's heirs, personal and legal representatives, successors and assigns, and shall inure to the benefit of Employer's successors and permitted assigns and Employee's heirs, personal representative, legal representatives, successors, and permitted assigns. The terms of this Agreement are intended to benefit UCI of SC.

13. Modifications. This Agreement can only be modified by a written agreement duly signed by Employee and an authorized representative of Employer. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any oral agreement or understanding inconsistent or in conflict with this Agreement; and the parties hereto further covenant and agree that any oral communication allegedly or purportedly constituting such an agreement or understanding shall be absolutely null, void and without effect.

14. Waiver. Any waiver by either party of any breach or any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

15. Assignments. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by any party hereto without the prior written consent of the other parties hereto, except that this Agreement may be assigned by Employer to an Affiliate of Employer without Employee's consent.

16. Cumulative Remedies. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity.

17. Venue and Jurisdiction. The parties hereto hereby (i) agree that any litigation, action or proceeding arising out of or relating to this Agreement shall be instituted in a state or federal court located in Greenville County, South Carolina, (ii) waive any objection which they might have now or hereafter to any such litigation, action, or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submit to the jurisdiction of such courts in any such litigation, action or proceeding. For all purposes of this Agreement, the parties hereto further agrees that service of process may be effected pursuant to United States mail.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements and representations between the parties with respect thereto.

19. Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina.

20. Severability. The invalidity or unenforceability or any provision of this Agreement shall not render invalid or unenforceable any other provision hereof.

21. Survival. All terms of this Agreement shall survive the Closing under the Purchase Agreement.

22. Usage. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof", "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

23. Enforcement. In the event litigation or other legal proceedings are commenced to enforce any rights under this Agreement, all reasonable legal expenses (including reasonable attorney's fees) and other direct costs of litigation of the prevailing party shall be paid by the non-prevailing party. All remedies specified herein are cumulative and non-exclusive, and parties shall be entitled to seek or enforce any other rights or remedies available to them at law or in equity.

24. Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States certified mail, return receipt requested, and addressed as follows:

      Employer:          Doctor's Care, P.A.
                         6168 St. Andrews Road
                         Columbia, South Carolina 29212
                         Attn.: Stephen Seeling, Esquire


      Employee:          Martin L. Schlein, M.D.
                         701 McDaniel Avenue
                         Greenville, South Carolina 29601

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

                            [SIGNATURE PAGE ATTACHED]

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first set forth above.

IN THE PRESENCE OF:                        EMPLOYER:

                                           DOCTOR'S CARE, P.A.
/s/ David A. Merline, Jr.
Witness

                                           By:  /s/ Stephen S. Seeling

/s/ Mary S. Rose                           Its:  Secretary
Witness

                                           EMPLOYEE:


/s/ David A. Merline, Jr.
Witness
                                           /s/ Martin L. Schlein, M.D.

                                          Martin L. Schlein, M.D.

/s/ Mary S. Rose
Witness

- -------------------------------------------------------------------------------

                                    GUARANTY

         UCI Medical Affiliates of South Carolina, Inc. ("UCI of SC") hereby guarantees the performance by Doctor's Care, P.A. of each and every one of the terms contained in the foregoing Employment Agreement dated as of April 12, 1996 by and between Doctor's Care, P.A. and Martin L. Schlein, M.D.; provided however, the parties thereto acknowledge that UCI of SC is not authorized, and does not hereby guarantee, the providing of medical services.


                                 UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.
/s/ David A. Merline, Jr.
Witness

                                  By: /s/ Stephen S. Seeling
/s/ Mary S. Rose                  Its: Secretary

Witness

                            SCHEDULE OF COMPENSATION

                                                                                          Agreed To

Date Change Effective              New Annual Salary                                 Employer  Employee


                                    EXHIBIT H

                                  BILL OF SALE

     KNOW ALL MEN BY THESE PRESENTS, that MARTIN L. SCHLEIN, M.D., P.A., a South Carolina professional corporation with offices at 4501 East North Street Extension, Taylors, South Carolina 29687 (the "Seller"), for the consideration paid by UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC., a South Carolina corporation with offices at 6168 St. Andrews Road, Columbia, South Carolina 29212 (the "Buyer") set forth in that certain Asset Purchase Agreement and Plan of Reorganization dated as of April 12, 1996, by and among Seller, Buyer, UCI Medical Affiliates, Inc., Doctor's Care, P.A., and Martin L. Schlein, M.D. (the "Agreement"), the receipt and sufficiency whereof is hereby acknowledged, has bargained and sold and by these presents does sell, assign and transfer unto Buyer all of Seller's right, Chief Financial Officer and interest in and to, all the accounts receivable, cash, cash accounts, machinery, equipment, computers, telephone systems, inventory, furniture, furnishings, office equipment, and other tangible personal property composing portions of the Assets described in the Agreement, all as provided in the Agreement.

     TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, forever. AND Seller does for itself and its successors and assigns, covenant and agree to and with Buyer, its successors and assigns, to warrant and defend the sale and conveyance of the aforesaid assets hereby sold unto Buyer.

     This Bill of Sale is made, executed and delivered pursuant to the Agreement, and is subject to all of the terms, provisions, and conditions thereof, including (without limitation) the indemnification therein. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling.

     All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

     IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale to be effective as of the 12th day of April, 1996.

IN THE PRESENCE OF:                   MARTIN L. SCHLEIN, M.D., P.A.
                                               (CORPORATE SEAL)

/s/ David A. Merline, Jr.             By:      /s/ Martin L. Schlein, M.D.
(Witness)                             Its:     President

/s/ Mary S. Rose
(Witness)

STATE OF SOUTH CAROLINA        )
                               )                                  PROBATE
COUNTY OF GREENVILLE           )


     PERSONALLY APPEARED before me the undersigned witness who, after first being duly sworn, deposes and says that s/he saw the within named MARTIN L. SCHLEIN, M.D., P.A., by MARTIN L. SCHLEIN, M.D., its President, sign, seal and, as its act and deed, deliver the within written Bill of Sale for the uses and purposes therein mentioned and that s/he with the other witness whose signature appears above, witnessed the execution thereof.


                                         /s/ David A. Merline, Jr.
                                         Witness



SWORN to before me this 12th day of April, 1996.



/s/ Mary S. Rose               (L.S.)
Notary Public for South Carolina
My Commission Expires:  02/14/2005

                                    EXHIBIT I

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         KNOW ALL MEN, that MARTIN L. SCHLEIN, M.D., P.A., a South Carolina professional corporation, and MARTIN L. SCHLEIN, M.D. (collectively the "Assignor"), for and in consideration of good and valuable consideration to it in hand paid at or before the ensealing and delivery of these presents, by UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC., a South Carolina corporation ("Assignee"), the receipt and sufficiency whereof is hereby acknowledged, hereby assigns to Assignee all of Assignor's right, title and interest in and to the permits, licenses, computer software, and all other intangible assets and rights composing portions of the Assets as described in the Asset Purchase Agreement and Plan of Reorganization dated as of April 12, 1996, between Assignor, Assignee, UCI Medical Affiliates, Inc., Doctor's Care, P.A., and Martin L. Schlein, M.D. (the "Agreement"), all as provided in the Agreement, plus the equipment lease set forth on Schedule 1 attached hereto.

         Assignee hereby covenants with Assignor to assume and faithfully perform and discharge all of the terms, covenants, liabilities and obligations (subject to the Agreement) maturing and to be performed or discharged by Assignor under the above assigned contracts beginning on the date hereof and henceforth.

         This Assignment is made, executed, and delivered pursuant to the Agreement, and is subject to all the terms, provisions and conditions thereof, including (without limitation) the mutual indemnifications therein. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling.

         All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

                            [SIGNATURE PAGE ATTACHED]

         IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption Agreement to be effective as of the 12th day of April, 1996.

                                 ASSIGNOR:

                                 MARTIN L. SCHLEIN, M.D., P.A.


                                 By:   /s/ Martin L. Schlein, M.D., P.A.
                                 Its:   President


                                 /s/ Martin L. Schlein, M.D.
                                 MARTIN L. SCHLEIN, M.D.



                                 ASSIGNEE:

                                 UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.



                                 By:  /s/ Stephen S. Seeling
                                 Its: Secretary

                                   SCHEDULE 1

                         Equipment Leases To Be Assumed

         UCI Medical Affiliates of South Carolina, Inc. ("UCI of SC") shall assume that certain Paid IV Plus computer lease dated as of May 9, 1994, by and between Martin L. Schlein, M.D. ("Schlein") and Companion Technologies, a copy of which has been delivered to UCI of SC. Schlein shall be responsible for obtaining the necessary consents, if any, to the assignment of such lease. No other leases, liabilities, or contracts shall be assumed by UCI of SC.